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                                                                  Exhibit (h)(2)


                                                 October 29, 1999



Governor Funds
3435 Stelzer Road
Columbus, OH 43219

Re:      Governor Funds

Ladies and Gentlemen:

         By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, BISYS Fund Services Ohio, Inc. and Governors Group Advisors, Inc. (the "Co-Administrators") agree that in order to improve the performance of Governor Funds, which is comprised of the Prime Money Market, U.S. Treasury Obligations Money Market, Established Growth, Aggressive Growth, Emerging Growth, International Equity, Intermediate Term Income, Limited Duration Government Securities, Pennsylvania Municipal Bond, Lifestyle Conservative Growth, Lifestyle Moderate Growth and Lifestyle Growth Funds (each a "Fund" and collectively, the "Funds"), the Co-Administrators shall, from October 29, 1999 through October 31, 2000, waive all or a portion of their administration fees in the amount necessary so that after fee waivers the maximum administration fees for each Fund except for the Lifestyle Conservative Growth, Lifestyle Moderate Growth and Lifestyle Growth Funds (collectively the "Lifestyle Funds") shall not exceed .115% of each Fund's average daily net assets. There are no administration fees charged on the Lifestyle Funds.

         The Co-Administrators acknowledge that they shall not be entitled to collect on or make a claim for waived fees at any time in the future.

                                    BISYS FUND SERVICES OHIO, INC.


                                        By:      /s/ William Tomko
                                                 --------------------------
                                                 William Tomko
                                        Title:   Vice President


                                    GOVERNORS GROUP ADVISORS, INC.


                                        By:      /s/ William C. Martindale Jr.
                                                 -----------------------------
                                                 William C. Martindale, Jr.
                                        Title:   CEO

Your signature below acknowledges
acceptance of this Agreement:


By:      /s/ Michael Grunewald
         ---------------------
         Michael Grunewald
         Treasurer
         Governor Funds